                                                                      Exhibit 11

                             Coventry Corporation
                    Computation of Net Earnings Per Common
                        and Common Equivalent Share (1)

                                                                                                    Years ended December 31
                                                                                    ------------------------------------------------
 (amounts in thousands except per share data)                                            1996               1995             1994
-------------------------------------------------------------------------------     -------------     --------------   -------------
 Net Earnings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             $(61,287)         $     18          $29,288
                                                                                    =============     ==============   =============
 Weighted average number of common shares:
 Shares outstanding at beginning of period (2) . . . . . . . . . . . . . .               32,277            31,194           30,306
 Effect of exercise of stock options, warrants and employee plans  . . . .                  538               332              205

 Weighted average number of common and common equivalent shares:
 Additional equivalent shares issuable from assumed exercise of stock options               196               638              914
                                                                                    -------------     --------------   ------------

 Weighted average number of common and common equivalent shares outstanding -
 primary basis . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .               33,011            32,164           31,425

 Incremental (decremental) equivalent shares from application of the fully
 diluted computation . . . . . . . . . . . . . . . . . . . . . . . . . . .                    8               (14)             125
                                                                                    -------------     --------------   -------------

 Weighted average number of common and common equivalent shares outstanding -
 fully diluted basis . . . . . . . . . . . . . . . . . . . . . . . . . . .               33,019            32,150           31,550
                                                                                    =============     ==============   =============

 Net earnings per common and common equivalent share:
 Primary and fully diluted . . . . . . . . . . . . . . . . . . . . . . . .             $  (1.86)         $   0.00          $  0.93
                                                                                    =============     ==============   =============

    (1) After giving effect to 2 for 1 stock split in the form of a stock dividend on August 3, 1994.

    (2) Restated for the purchases of HealthCare USA in 1995 and Southern Health Management Corporation in 1994 accounted for as poolings of interests.